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                                                                   EXHIBIT 10.58

                           ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement, dated as of September 10, 2000 (this "Agreement"), is entered into by and among Corinthian Schools, Inc., a Delaware corporation ("Buyer"), Computer Training Academy, Inc. a California corporation ("Seller"), and Sam Shirazi, Bahman Imani, Marilyn Emel, Mahammad Tahmasebi and Peter Tsuda (collectively, "Owners").

                                  BACKGROUND

          A. Owners are the sole stockholders of Seller, which owns, operates and administers those certain proprietary, post-secondary, vocational training schools collectively known as Computer Training Academy (collectively, the "Schools," and individually, a "School"), located at (i) 235 Charcot Avenue, San Jose, California 95131-1107 (the "San Jose Facility") and (ii) 2174 Rheem Drive, Pleasanton, California 94588 (the "Pleasanton Facility"). The San Jose Facility and the Pleasanton Facility are sometimes individually referred to in this Agreement as the "Facility" and collectively as the "Facilities".

          B. Buyer desires to buy, through the payment of cash and the assumption of certain liabilities of Seller, and Seller desires to sell, substantially all assets and property owned by Seller and used in the business of the Schools, upon the terms and conditions hereinafter set forth.

                                   AGREEMENT

          In consideration of the mutual covenants contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                          SALE AND PURCHASE OF ASSETS

          1.1 Purchased Assets to be Transferred. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer at the Closing (as defined herein), and Buyer hereby agrees to purchase from Seller, all of the Seller's right, title and interest in, to and under all of the business, properties, assets, goodwill, rights and claims and property owned by Seller and used in the business of the Schools of the types set forth below (the "Purchased Assets"), free and clear of all mortgages, pledges, liens, claims, restrictions, encumbrances and security interests of any kind or nature except as described on Schedule 5.8(c) (such
                                                       ---------------
mortgages, pledges, liens, etc., as described on Schedule 5.8(c), the "Permitted
                                                 ---------------
Exceptions"), and except for the Excluded Assets (as defined in Section 1.2 hereof):

               1.1.1 Accounts Receivable. All of Seller's accounts receivable, notes receivable and other receivables (and causes of action related to any of the foregoing) ("Accounts Receivable");

               1.1.2 Inventory. All of Seller's inventory, including without limitation, textbooks, course materials and supplies;

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               1.1.3  Equipment.  All of Seller's computer hardware, printers, other data processing equipment, other machinery and equipment, furniture, fixtures, leasehold improvements, furnishings, classroom equipment and other tangible personal property used at the Schools;

               1.1.4 Records. All of Seller's records related to or used in connection with the operation of the Schools or pertaining to the Purchased Assets, including, without limitation, all student records, ledgers, financial statements and records, operating data, correspondence, employment records, placement records, marketing materials, information and data, mailing lists and copies of all documents and other information and data filed by Seller with any state, federal or local government authority or any guaranty or accrediting agency, whether on computer disk, in paper form or otherwise, and excluding personal records of Owners and Seller's tax returns, subject to the reasonable inspection rights of Buyer described and set forth in Section 7.6 of this Agreement;

               1.1.5 Contracts and Leases. All of the rights of Seller under contracts, purchase orders and leases applicable to the Schools to which Seller is a party entered into in the course of Seller's business, including, without limitation, those identified as Assumed Contracts in Schedule 5.9;
                                                     ------------

               1.1.6 Intellectual Property. All rights of Seller with respect to patents, trademarks, service marks, logos, licenses and copyrights (whether or not registered) and all applications and registrations therefor, owned or licensed by Seller, and all rights of Seller with respect to computer programs and software, including those described in Schedule 5.10;
                                           -------------

               1.1.7 Warranty Rights. All rights of Seller relating to or arising out of express or implied warranties, representations or guarantees from suppliers with respect to any of the Purchased Assets, and all causes of action arising therefrom;

               1.1.8 Prepaid Expenses. All of Seller's prepaid security, vendor, utility and other deposits and expenses;

               1.1.9 Permits. To the extent transferable, Seller's licenses, permits, certifications, approvals and other governmental and regulatory authorizations required under all laws, rules and regulations applicable to or affecting the Schools, including those described in Schedule 5.5(a);
                                                    ---------------

               1.1.10 Goodwill and Other Intangibles. All of the goodwill and going concern value of the Schools and all other intangibles used in connection with the Schools;

               1.1.11 Curriculum Materials. All rights of Seller with respect to Curriculum (as defined in Section 5.8.5) used in connection with the educational programs of the Schools, whether proprietary or licensed from third parties (including all periodic updates to the curriculum as developed or used by Seller or any such third parties); and

               1.1.12 Other Assets. All other assets and property of any kind, wherever located, which is owned, leased or licensed by Seller and used in the business of the Schools (other than the Excluded Assets), including, without limitation, promotional and marketing materials.

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          1.2  Excluded Assets.  The Excluded Assets shall not be conveyed hereunder.  The "Excluded Assets" means:

               1.2.1 Cash. All of Seller's cash or cash equivalents on hand at the Closing and Seller's bank accounts relating thereto; and

               1.2.2  Other Assets.  Such other assets as are identified on
Schedule 1.2.2 attached hereto.
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                                  ARTICLE II
                                 CONSIDERATION

          2.1 Purchase Price. The purchase price payable to Seller in connection with the transfer to Buyer of the Purchased Assets shall be (i) the cash consideration referred to in Section 2.2, plus (ii) the assumption of liabilities of Seller referred to in Section 2.3 (collectively, the "Purchase Price").

          2.2 Cash Consideration. The cash consideration portion of the Purchase Price shall be Five Million Four Hundred Thousand Dollars ($5,400,000.00), payable as follows: (A) at the Closing, Buyer shall pay to Seller, by wire transfer, Four Million Eight Hundred Sixty Thousand Dollars ($4,860,000.00) (the "Closing Payment"), and (B) on each of the next succeeding eight (8) three-month anniversaries of the Closing, Buyer shall pay to Seller, by check or wire transfer, Sixty-seven Thousand Five Hundred Dollars ($67,500.00) (for an aggregate payment over such time of Five Hundred Forty Thousand Dollars ($540,000.00)), subject to Buyer's right of set-off as set forth in Section 9.14 (such quarterly payments shall be referred to herein collectively as the "Deferred Payment").

          2.3 Obligations and Liabilities to be Assumed. Upon the terms and subject to the conditions contained herein, at the Closing, Buyer shall, by an instrument of assumption to be executed and delivered at the Closing substantially in the form of Exhibit A hereto (the "Assignment and Assumption
                             ---------
Agreement"), assume only the following liabilities (the "Assumed Liabilities") of the Seller and the Schools: (i) short term accounts payable, except to the extent such accounts payable relate to liabilities of the types described in clauses (i) through (viii) in Section 2.4 below, (ii) other current liabilities consisting solely of (A) deferred tuition revenue, and (B) deferred rent, (iii) the School's teach-out obligation with respect to students enrolled as of the Closing, (iv) outstanding and unpaid indebtedness of Seller attributable to the tenant improvements installed at the Pleasanton Facility up to a maximum amount of $195,000, and (v) Seller's duties, liabilities and obligations (whether of payment, performance or otherwise) arising on and after the Closing Date with respect to (A) the facilities leases for the San Jose Facility and the Pleasanton Facility and (B) the Assumed Contracts.

          2.4 Excluded Liabilities. Buyer shall not assume, or otherwise be responsible for, any liabilities or obligations (whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown) (collectively, the "Excluded Liabilities") of Seller, any other owner or operator of the Schools prior to the Closing Date, or any Affiliate of any of the foregoing, other than those liabilities and obligations which have been specifically assumed by Buyer pursuant to Section 2.3. The "Excluded Liabilities" shall include, without limitation, any liabilities or obligations to the extent that they relate to, are connected with, are based upon or arise out of the following: (i) regulatory liabilities imposed by the U.S. Department of Education (the "DOE") and/or the applicable

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state regulatory agencies with respect to Seller and/or the Schools for periods prior to the Closing Date, (ii) liabilities relating to employees of Seller and the Schools for periods prior to the Closing Date (including, without limitation, payroll taxes payable, accrued vacation liability and accrued payroll), (iii) liabilities with respect to accounts payable incurred on or before the Closing Date that are set forth on Schedule 2.4, (iv) liabilities and
                                              ------------
costs (including those incurred post-Closing) associated with or caused by a determination by the DOE that the Seller and/or Schools have not demonstrated compliance with 34 CFR 668.15 (Factors of Financial Responsibility) and 34 CFR
668.16 (Standards of Administrative Capability) for dates and periods prior to the Closing Date, (v) Tax liabilities of Seller or the Owners (including, without limitation, sales tax liabilities in connection with this Agreement),
(vi) liabilities with respect to the claims referenced on Schedule 5.14 hereto,
(vii) long-term debt of Seller and the Schools (including current portion) except amounts expressly assumed by Buyer pursuant to Section 2.3 of this Agreement, (viii) any intercompany payables or debt (whether to any of the Owners or any Affiliate of Seller or the Owners) and (ix) any other liability or obligation which has not been specifically assumed by Buyer pursuant to Section 2.3.

          2.5 Allocation of Purchase Price. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in Schedule 2.5 attached hereto. Buyer and Seller
                            ------------
agree that each will report the federal, state and local income Tax and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and that neither will take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation or otherwise. For the purposes of this Agreement, the term "Tax" or "Taxes" means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any governmental entity, and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

          2.6 Working Capital Adjustment. If the Purchased Working Capital (as defined below) is less than $1.00, then Seller and/or the Owners, jointly and severally, shall pay to Buyer within ten (10) business days after final determination of the amount of the Purchased Working Capital (pursuant to the procedures set forth in Section 2.7), by check or wire transfer of immediately available funds, an amount of cash which equals the amount by which such Purchased Working Capital is less than $1.00 and if the Purchased Working Capital is more than $1.00, then Buyer shall pay to Seller within ten (10) business days after final determination of the amount of the Purchased Working Capital (pursuant to the procedures set forth in Section 2.7) by check or wire transfer of immediately available funds, an amount of cash which equals the amount by which such Purchased Working Capital exceeds $1.00 (the "Working Capital Adjustment"). The term "Purchased Working Capital" shall mean all current assets (accounts receivable, net of allowance for doubtful accounts, inventory and prepaid expenses) purchased by Buyer hereunder, minus all assumed current liabilities (short term accounts payable, deferred tuition revenue and deferred rent) assumed by Buyer hereunder, each as of the Closing Date.

          2.7. Post-Closing Audit. (A) Within five (5) business days of the Closing Date, Seller shall deliver to Buyer true and correct copies of all financial books and records of Seller necessary for Buyer to prepare a balance sheet of Seller dated as of the Closing Date. Within fifteen (15) business days after receipt of such books and records from Seller, Buyer shall, at buyer's sole cost and expense, prepare and have audited a balance sheet dated as of the Closing Date (the "Closing Balance Sheet") on

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which shall be shown the purchased current assets and the assumed current liabilities of the Seller as of the Closing Date.

          (B) The Closing Balance Sheet shall be prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), applied on a basis consistent with Buyer's past practices (provided, however, that the reserve of accounts
                             --------  -------
receivable shall be calculated using the Average Accounts Receivable Reserve as defined in subsection 2.7(C) below), and audited by Almich & Associates ("Almich") in accordance with Generally Accepted Government Auditing Standards ("GAGAS"). Upon receipt of the Closing Balance Sheet prepared by Buyer and audited by Almich, the Seller shall have fifteen (15) business days in which to review it and either accept it or identify objections by written notice to Buyer. If, within fifteen (15) business days following delivery of the Closing Balance Sheet to Seller, Seller has not given notice to Buyer of objections to the Closing Balance Sheet (such notice must contain a statement of the basis of Seller's objections in reasonable detail), then the calculation of Purchased Working Capital as shown on the Closing Balance Sheet shall be used in computing the Working Capital Adjustment, if any. If exceptions or objections are noted by Seller, Buyer, Seller and their respective accountants shall meet to resolve the dispute. If such dispute has not been resolved within fifteen (15) business days after Seller gives notice of an objection, then the issues in dispute shall be submitted to a "Big 5" accounting firm selected by mutual agreement of Buyer and Seller (the "Accountants") for resolution; provided, however, that absent
                                               --------  -------
such agreement, Buyer's accounting firm and Seller's accounting firm shall select the Accountants by mutual agreement; provided further, however, that
                                            -------- -------  -------
absent such agreement of Buyer's accounting firm and Seller's accounting firm, the Accountants shall be selected by arbitration in the manner set forth in
Section 9.15.2.  If the issues are submitted to the Accountants for resolution:
(i) each party will furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to such party (or its accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to the parties, will be binding and conclusive on the parties; and (iii) Buyer, on the one hand, and Seller, on the other hand, will each bear 50% of the fees of the Accountants for such determination. The amount of Purchased Working Capital and the Working Capital Adjustment for all purposes of this Agreement shall be as determined in accordance with this Section 2.7. It is understood, however, that Buyer is free to use any calculations it deems appropriate when preparing financial statements for any purpose other than that contemplated by this
Section 2.7, and no such financial statements shall be subject to the terms of this Agreement.

          (C) For purposes of calculating the amount of the Purchased Working Capital and the Working Capital Adjustment, if any, Buyer (or Buyer's accountants) shall prepare (i) a calculation in accordance with GAAP, applied on a basis consistent with Buyer's past practices, of the allowance for doubtful and/or uncollectible accounts (the "Buyer's Accounts Receivable Reserve"), and
(ii) a calculation in accordance with GAAP, applied on a basis consistent with Seller's past practices as determined in preparation of Seller's December 31, 1999 audited financial statements, of the allowance for doubtful and/or uncollectible accounts (the "Seller's Accounts Receivable Reserve"). The accounts receivable reserve utilized by the parties and their accountants solely in the determination of Purchased Working Capital and the Working Capital Adjustment (notwithstanding and irrespective of any other or different allowance or reserve for doubtful and/or uncollectible accounts receivable, if any, determined by the Buyer and/or Almich in preparing and auditing the Closing Balance Sheet) shall be

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calculated as the arithmetic mean of the amount of the Buyer's Accounts
Receivable Reserve and the amount of the Seller's Accounts Receivable Reserve (the "Average Accounts Receivable Reserve").

                                  ARTICLE III
                                    CLOSING

          3.1 Closing. Consummation of the purchase and sale of the Purchased Assets contemplated hereby is referred to herein as the "Closing," and the date on which the Closing takes place is referred to herein as the "Closing Date." The Closing shall take place, as soon as practicable following satisfaction or waiver of all conditions precedent to the parties' obligations to close, at the offices of Buyer at 6 Hutton Centre Drive, Suite 400, Santa Ana, California. Delivery of documents at the Closing may be accomplished by facsimile, to be followed by delivery of originals by overnight courier of national reputation on the day after the Closing. The Closing shall be effective at 12:01 a.m. on the Closing Date.

          3.2 Deliveries by Seller at Closing. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                      (1) Certified resolutions of Seller's Board of Directors and, if required by applicable law, Seller's shareholders, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

                      (2) A duly executed counterpart of the Bill of Sale substantially in the form of Exhibit B hereto (the "Bill of Sale") and such
                                  ---------
     other instruments of conveyance as shall, in the opinion of Buyer and its counsel, be necessary to vest in Buyer title to the Purchased Assets;

                      (3) A duly executed counterpart of the Assignment and Assumption Agreement;

                      (4) An officers' certificate signed by the President and the Chief Financial Officer of Seller, or such other officer reasonably acceptable to Buyer, certifying (i) as to the representations, warranties and covenants of Seller made herein as provided in Sections 8.1(1), and 8.1(3), and (ii) as to the absence of a material adverse change as provided in Section 8.1(2);

                      (5) Duly executed estoppel certificates and consents to assignment of lease for each of the Facilities (executed by the respective landlords of the Facilities);

                      (6) Duly executed counterparts of Assignments and Assumption of Lease for each of the Facilities substantially in the form of Exhibit C hereto (the "Lease Assignment" and collectively, the "Lease
     ---------
     Assignments");

                      (7) Duly executed counterparts of the Non-Competition Agreement substantially in the form of Exhibit D hereto (the "Non-
                                            ---------
     Competition Agreement"), executed by Seller and each of the Owners, in which Seller and the Owners shall have agreed to not participate in the business of proprietary, post-secondary education in those portions of the

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     counties of Alameda, Amador, Calaveras, Contra Costa, Fresno, Madera,
     Marin, Merced, Monterey, Napa, Sacramento, San Benito, San Francisco, San Joaquin, San Mateo, Santa Clara, Santa Cruz, Solano, Sonoma, Stanislaus, Yolo and Yuba, California that lie within a 100-mile radius of the existing locations of either of the Schools, for a period of five years after the Closing Date; and

                      (8) Any other documents reasonably requested by Buyer and its counsel to effectuate the transactions contemplated hereby.

          3.3 Deliveries by Buyer at Closing. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                      (1)  The Closing Payment;

                      (2) Certified resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein;

                      (3) A Duly executed counterpart of the Assignment and Assumption Agreement;

                      (4) A Duly executed counterpart of the Lease Assignments for each of the Facilities;

                      (5) a Duly executed counterpart of the Non-Competition Agreement; and

                      (6) Any other documents reasonably necessary to effectuate the transactions contemplated hereby.

          3.4 Delivery of Employment Agreement. At the Closing, Buyer and Seller shall deliver or cause to be delivered duly executed counterparts of an employment agreement between Sam Shirazi and Buyer (the "Employment Agreement") substantially in the form of Exhibit E hereto; provided, however, that if by the
                             ---------         --------  -------
Closing Date Sam Shirazi and Buyer have failed to agree upon the terms of Sections II.A., III.B. and IV.D.3 of the Employment Agreement, but Buyer nonetheless desires to proceed with the Closing, then the obligations of the parties to deliver the Employment Agreement shall automatically be rendered null and void, provided, that if the Closing thereafter occurs and no employment
          --------
agreement is entered into between Sam Shirazi and Buyer, Buyer shall pay to Sam Shirazi $125,000 on the first anniversary of the Closing Date and $125,000 on the second anniversary of the Closing Date.

                                  ARTICLE IV
                                  TERMINATION

          4.1 Termination. This Agreement may be terminated only as follows and in each case only by written notice:

                      (1) At any time by mutual written consent of Seller and Buyer;

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                      (2) Prior to the Closing, (a) by Buyer if Seller or the
     Owners shall be in breach of any covenant, undertaking, representation or warranty contained herein, which breach either (i) materially misrepresents the business, operations or financial condition of the Seller as of the date hereof, (ii) causes a material adverse change in the business, operations or financial condition of the Schools or (iii) prohibits the satisfaction of a condition to the Closing, and/or (b) by Seller if Buyer shall be in breach of any covenant, undertaking, representation or warranty contained herein which breach either (i) constitutes a material misrepresentation by Buyer under this Agreement or (ii) prohibits the satisfaction of a condition to the Closing.

                      (3) Prior to the Closing, by Buyer if the DOE, the California Bureau for Private Postsecondary and Vocational Education ("BPPVE"), the State of California or any of its agencies, any applicable regulatory body, any guaranty agency or any accreditation agency (including, but not limited to the Accrediting Counsel for Continuing Education & Training (hereinafter, "ACCET") determines that the Seller or the Schools, or any of their respective programs, will not be certified as eligible to receive funds administered under Title IV of the Higher Education Act of 1965, as amended (hereinafter, "Title IV");

                      (4) Prior to the Closing, by Buyer, at its sole and absolute discretion, if, based on the DOE pre-review of the application for certification and provisional extension of certification, Buyer determines that the Schools will be unable to obtain certification by the DOE subsequent to the Closing Date at any time, in a timely matter, or without being subject to material adverse conditions and Buyer notifies Seller in writing no later than fifteen (15) business days following Buyer's determination thereof that Buyer is electing to terminate this Agreement (and if Buyer fails to notify Seller in writing within such time period, Buyer shall be deemed to have elected not to terminate this Agreement); or

                      (5)  If the Closing has not occurred before the ninetieth
(90th) day after the date hereof, by Seller or Buyer, by notice to all other parties, at any time thereafter and before the Closing.

          4.2 Effect of Termination. In the event of termination of this Agreement by either Buyer or Seller in accordance with the applicable provisions above, this Agreement shall forthwith terminate upon notice thereof duly given in accordance with the provisions hereof, and there shall be no liability of any nature on the part of either Buyer or Seller or Owners (or their respective officers or directors) to any other party, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that (1) Seller's and Owners' obligations under the last sentence of Section 5.20 shall survive the termination of this Agreement and (2) Buyer's obligations under the last sentence of Section 6.4 shall survive the termination of this Agreement.

                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNERS

          As a material inducement to Buyer to enter into this Agreement, to purchase the Purchased Assets and to assume the Assumed Liabilities, Seller and Owners, jointly and severally, hereby represent and warrant (a) as of the date hereof and (b) as of the Closing Date, that:

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          5.1  Organization and Corporate Power.  Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, the jurisdiction in which it is incorporated. Seller has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into this Agreement and to consummate the transactions contemplated hereunder. Seller is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the operation of the Schools. True and correct copies of Seller's articles of incorporation and bylaws have been furnished to Buyer and reflect all amendments made thereto at any time prior to the date of this Agreement and the Closing Date.

          5.2 Capacity; Authorization; Binding Effect. Seller has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. Seller has the power, legal capacity and authority to transfer, convey and deliver the Purchased Assets, free and clear of all liens, claims, encumbrances, options, rights and restrictions, except as otherwise disclosed in
Schedule 5.8(c).  All corporate and other proceedings required to be taken by or
---------------
on the part of Seller, including all action required to be taken by the directors or shareholders of Seller, to authorize Seller to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been, and each of the related documents will be at Closing, duly executed and delivered by Seller and constitute, or will when delivered constitute, the valid and binding obligations of Seller, enforceable against Seller, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          5.3 Ownership of Schools. The Schools are owned and operated by Seller directly, and no other Person has any ownership interest in the Schools. No other Person has any right, option, subscription or other arrangement to purchase or otherwise acquire any interest in the Schools. For purposes of this Agreement, the term "Person" shall include any individual, corporation, partnership, joint venture, trust, unincorporated association or government or any agency or political subdivisions thereof.

          5.4 No Conflicts. The execution, delivery and performance of this Agreement and each other document being executed by Seller in connection herewith, and the consummation by Seller of the transactions contemplated hereby and thereby will not: (a) to Seller's knowledge, violate any provisions of law applicable to Seller; (b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Seller, or any instrument, license, agreement or commitment to which Seller is a party or by which any of its assets or properties is bound, including the Assumed Contracts (as defined in Section
5.9 hereof); (c) constitute a violation of any order, judgment or decree to which Seller is a party or by which any of its assets or properties is bound; or
(d) to Seller's knowledge, require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.4 or Schedule 6.3 attached hereto.
                ------------    ------------

          5.5 Compliance with Laws; Licenses and Permits. Except as disclosed in Schedule 5.5, Seller is not in violation of any law, regulation or
   ------------
requirement of any governmental authority that would have a material adverse effect on the Company. Seller has not received notice that it is in violation of any law, regulation or requirement of any governmental authority. Seller currently maintains all licenses, accreditations, certificates, permits, consents, authorizations and other governmental or regulatory approvals (the "Licenses and Permits") necessary for Seller to conduct the business and operations of the Schools as presently being conducted, including, without limitation, all requisite approvals for the educational and training programs currently offered from the Schools' institutional accrediting agency and the state in which the Schools operate. Each program offered by the Schools is an eligible program in compliance with the requirements of 34 C.F.R. (S) 668.8. Seller has duly filed all reports and returns required to be filed by it with respect to the Schools with governmental authorities and accrediting bodies and complied with all stipulations, conditions or other requirements that they have imposed. The Licenses and Permits for the Schools are in full force and effect, and no proceedings for the suspension or cancellation of any of them is pending or threatened. No application made by Seller for any Licenses and Permits during the last five years has been denied. Schedule 5.5(a) attached hereto is a true,
                                     ---------------
correct and complete list of all Licenses and Permits held by Seller with respect to the Schools and the governmental authority or accrediting body granting such Licenses and Permits. Seller has delivered to Buyer true and correct copies of all such Licenses and Permits. Seller has received no notice that any of the Licenses and Permits will not be renewed and, to Seller's knowledge, there is no basis for nonrenewal. The Schools are accredited as set forth on Schedule 5.5(b) attached hereto, are certified by the DOE as an
         ---------------
eligible institution under Title IV and are parties to, and in compliance with, valid program participation agreements with the DOE with respect to the Schools' respective operations, and are authorized by the state in which they are located to operate for-profit postsecondary educational institutions. Seller has not received any notice, not previously complied with, in respect of any alleged violation of the rules or regulations of the DOE, any state licensing body, or any applicable accrediting body in respect of the Schools, including sales and marketing activities, or the terms of any program participation agreement to which it is or was a party. If any such notices have been received and complied with, Seller has disclosed in writing their receipt and disposition to Buyer prior to the execution of this Agreement. Other than as set forth on Schedule
                                                                     --------
5.5(c) attached hereto, Seller is not aware of any investigation or review of
------
Seller's student financial aid programs or any review of any School's state license accreditation by any Person.

          5.6  Recruitment; Admissions Procedures; Attendance; Reports.

Schedule 5.6(a) attached hereto is a complete list of all policy manuals and
---------------
other statements of procedures or instruction relating to recruitment of students for the Schools, including (a) procedures for assisting in the application by prospective students for direct or indirect state or federal financial assistance; (b) admissions procedures, including any descriptions of procedures for insuring compliance with state or federal or other appropriate standards or tests of eligibility; and (c) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course completion and certification (collectively, the "Policy Guidelines"). Schedule 5.6(b) attached hereto sets forth a list of the
                       ---------------
Policy Guidelines with respect to those students continuing in the Schools after the Closing Date (the "Disclosed Guidelines"). Seller has delivered to Buyer true, correct and complete copies of all Policy Guidelines, Disclosed Guidelines and all documents and other information disseminated to students or prospective students. Seller's operations with respect to the Schools have been conducted in accordance with the Policy Guidelines and all relevant standards imposed by applicable accrediting bodies, agencies administering state or federal governmental programs in which Seller participates, and other applicable laws or regulations. Seller has submitted all reports, audits, and other information, whether periodic in nature or pursuant to specific requests, including, without limitation, all annual compliance audits and audited financial statements, for the Schools to all agencies or other entities with which such filings are required relating to its compliance with (i) applicable accreditation standards governing its activities and (ii) laws or regulations governing programs pursuant to which Seller or its students receive funding. Complete and accurate records for all present and past students attending the Schools have been maintained consistent with the operations of a school business. All forms and records with respect to the Schools have been prepared, completed, maintained and filed in accordance with all applicable federal and state laws and regulations, and are true and correct. All financial aid grants and loans, disbursements and record keeping relating thereto have been completed in compliance with all federal and state requirements, and there are no deficiencies in respect thereto. The Schools and Seller have complied with the legal requirements that no student at the Schools be funded prior to the date for which such student was eligible for funding. Seller covenants and agrees that it shall reimburse Buyer for and indemnify Buyer against any fines, penalties, expenses, costs and other losses Buyer may incur as a result of any pre-eligibility funding prior to the Closing Date. The records of each student at the Schools conform in form and substance to all relevant regulatory requirements.

          5.7  Cohort Default Rate.  Schedule 5.7 attached hereto sets forth the
                                     ------------
cohort default rate for the Schools, calculated in the manner prescribed by the DOE, of all students attending the Schools receiving assistance pursuant to Title IV programs for the fiscal years 1993 through 1999. Such schedule is correct and accurate in all respects.

          5.8  Title to and Condition of the Purchased Assets.

               5.8.1  Leased Facilities.  The leased Facilities described on
Schedule 5.8(a)  constitute the only real property used in connection with the
---------------
operation of the Schools by Seller.

               5.8.2 Laws and Regulations; Records. All of Seller's operations with respect to the Schools are conducted at the Facilities, and all of the tangible Purchased Assets and records relating to intangible Purchased Assets of the Schools are located at the Facilities. Seller is not under any contractual or other legal obligation, and has not entered into any commitment, to make capital improvements or alterations to the Facilities other than those set forth on Schedule 5.8(c). To Seller's knowledge, the Facilities are not
             ---------------
subject to any zoning ordinance or other restrictions which would prohibit the use and enjoyment of the Facilities in the manner in which the Facilities are currently used and the Facilities are not subject to any condemnation proceedings. To Seller's knowledge, each Facility and Seller's use thereof is in compliance with all laws, including, without limitation, the Americans with Disabilities Act.

               5.8.3 Title. Seller owns outright, and has good and marketable title to, all of the Purchased Assets, free and clear of all liens, claims and encumbrances, retained ownership interests, options, rights, and restrictions, other than as set forth on Schedule 5.8(c). All leases for tangible personal
                           ---------------
property used by Seller in connection with the operation of the Schools are (i) valid and in full force and effect, (ii) are enforceable in accordance with their terms, and (iii) are capable of being assigned, and will in fact be assigned to Buyer, upon the execution and delivery by Buyer and Seller of the Assignment and Assumption Agreement. Seller is not in default, nor, to Seller's knowledge, is any other party in default, under any such lease, and no event, act or omission has occurred which (with or without notice, the passage of time or the happening or occurrence of any other event) would result in a default thereunder.

               5.8.4 Condition of Purchased Assets. The tangible Purchased Assets and properties of the Schools which are owned or leased by Seller and used in connection with the operation of the Schools are in good operating condition, order and repair (reasonable wear and tear excepted), useable in the ordinary course of business consistent with past practice and are appropriate and adequate for all current operations. Seller has not received notice of any violation of or default under any law, ordinance, order, regulation or requirement relating to any of the Purchased Assets which remains uncured or has not been resolved.

               5.8.5 Title; Condition and Quality of the Curriculum. (a) Seller owns outright, and has good and marketable title to, the Curriculum of the Schools, free and clear of all encumbrances, and the execution of this Agreement will vest good and marketable title to the Curriculum in Buyer, free and clear of all encumbrances. No employee or Affiliate of Seller or any of the Owners or any other Person owns or has any interest, directly or indirectly, in any part of the Curriculum. Seller does not use any part of the Curriculum by consent of any other Person and is not required to and does not make any payments to others with respect thereto. No component of the Curriculum infringes or violates any copyright, patent, trade secret, trademark, service mark, registration or other proprietary right of any other Person, and Seller's and Owner's past and current use of any part of the Curriculum does not infringe upon or violate any such right. Neither Seller nor any of the Owners have taken any action, or failed to take any action, to cause any part of the Curriculum to enter the public domain. The term "Curriculum," as used in this Agreement, means the curriculum used in the educational programs of the Schools in the form of computer programs, slide shows, texts, films, videos or any other form or media, including, without limitation, the following items: (1) course objectives, (2) lesson plans, (3) exams, (4) class materials (including interactive or computer-aided materials), (5) faculty notes, (6) course handouts, (7) diagrams, (8) syllabi, (9) sample externship and placement materials, (10) clinical checklists, (11) course and faculty evaluation materials, (12) policy and procedure manuals, and (13) other related materials. The Curriculum shall also include, without limitation, (a) all copyrights, copyright applications, copyright registrations and trade secrets relating to the above-listed items and
(b) Revisions. The term "Revisions," as used in this Agreement, means all periodic updates or revisions to the Curriculum as developed or used by Seller during its period of operation of the Schools from the beginning of time through the Closing Date.

          5.9  Assumed Contracts.  Schedule 5.9 attached hereto lists each
                                   ------------
assumed contract of Seller (the "Assumed Contracts") relating to the Schools or to which any of the Purchased Assets is subject or bound that individually, or together as a series of related contracts involving the same party or parties, or the successors to such party or parties: (a) obligates Seller or its Affiliates to pay an amount of $5,000 or more, (b) has an unexpired term as of the date of this Agreement in excess of six months, (c) was not made in the ordinary course of business, or (d) is in any way otherwise material to the operation of the Schools. Each Assumed Contract is valid and existing. Seller has duly performed all its obligations under the Assumed Contracts to the extent that such obligations to perform have accrued. Seller has not received written notice of any alleged breach or default, and no event which would (with the passage of time, notice or both) constitute a material breach or default by Seller or, to Seller's knowledge, any other party or obligor with respect thereto has occurred. True and correct copies of the Assumed Contracts, including all amendments and supplements thereto, have been delivered to Buyer or are attached to Schedule 5.9. Each of the Assumed Contracts is (i)
                   ------------
enforceable in accordance with its respective terms, and (ii) is capable of being assigned to Buyer and will in fact be assigned to Buyer upon the execution and delivery by Buyer and Seller of the Assignment and Assumption Agreement.
For purposes of this Agreement, the term "Affiliate" of any Person means any other Person who directly or indirectly controls, is controlled by, or is under common control with such Person.

          5.10 Tradenames; Confidential Information. All tradenames, trademarks or service marks and all forms, derivatives and graphic presentations thereof of Seller having any value to the operation of the Schools are set forth or described on Schedule 5.10 attached hereto (collectively, the "Tradenames").
                -------------
To Seller's knowledge, Seller has exclusive right to the use of each Tradename as an assumed business name in the states in which such Tradename is used, and
Schedule 5.10 lists all registrations of each Tradename as a trademark,
-------------
servicemark or assumed name. Seller has not licensed any other Person to use any Tradename. Seller has not been sued or, to Seller's knowledge, threatened with suit for infringement, violation or breach with respect to any Tradename, and no basis exists for any such suit. Except as disclosed on Schedule 5.10,
                                                               -------------
Seller is not on notice of any infringement, violation or breach of the Tradename by any other Person. Seller has the right to use and license, free and clear of any claims or rights of any third party, all trade secrets, customer lists, know-how, curricula and any other confidential information required for or used in the operation of the Schools. Seller is not in any way making any unlawful or wrongful use of any trade secrets, customer lists, know-how, curricula or any other confidential information of any third party, including, without limitation, any former employer of any present or past employee of Seller in connection with the operation of the Schools.

          5.11  Financial Statements; Indebtedness.  Attached hereto as Schedule
                                                                        --------
5.11(a) are the following financial statements of Seller:  (a) audited Balance
-------
Sheets at December 31, 1999, 1998 and 1997 and audited Statements of Operations and Statements of Cash Flows for the years ended December 31, 1999, 1998 and 1997 (including consolidating schedules containing corresponding Statements of Assets and Liabilities and Statements of Revenue and Expenses of the Schools in the form appropriate for filing with the DOE), and (b) an unaudited Balance Sheet at June 30, 2000 and an unaudited Statement of Operations and Statement of Cash Flows for the six months ended June 30, 2000 (collectively, the "Financial Statements"). The basis of presentation of the Financial Statements of the Seller and each of the Schools is disclosed on Schedule 5.11(b) attached hereto
                                               ----------------
or in the notes thereto.  Except as disclosed on Schedule 5.11(b), the balance
                                                 ----------------
sheets included in the Financial Statements present fairly in accordance with GAAP the assets and liabilities of Seller and each of the Schools as of the respective dates thereof, and the related statements of revenue and expenses present fairly in accordance with GAAP the results of operations of Seller and each of the Schools for the respective periods covered thereby. The Financial Statements (i) have been prepared based upon the books and records of Seller in a manner consistent with Seller's standard internal accounting practices, consistently applied, and (ii) fairly present the financial position of Seller as of the dates of such Financial Statements and the results of operations for the periods covered by such Financial Statements. Except as disclosed on
Schedule 5.11(b), Seller has maintained the books and records of the Seller and
----------------
the Schools in accordance with applicable laws, rules and regulations and with GAAP and GAGAS, and such books and records are, and during the periods covered by the Financial Statements were, materially correct and complete, fairly reflecting the income, expenses, assets and liabilities of the Seller and the Schools. On the date hereof, Seller does not have any liabilities required to be set forth in a balance sheet prepared in accordance with GAAP and GAGAS that were not included in the latest balance sheet included in the Financial Statements. Except as provided in Schedule 5.11(c), Seller is not required to
                                   ----------------
provide any letters of credit, guarantees or other financial security arrangements in connection with any transactions, approvals or licenses in the ordinary course of the Schools' business. As of the date hereof, Seller has no indebtedness, liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, other than:

                      (1) those set forth or reserved against in the balance sheet of Seller as of June 30, 2000, to the extent set forth, reserved against or disclosed;

                      (2) those incurred since June 30, 2000 in the ordinary course of business of the Schools and consistent in nature with past practice, and in an aggregate amount of not more than $20,000; and

                      (3)  those described in the Schedules attached hereto.

There exists no condition relating to the Schools, whether absolute, accrued, contingent or otherwise, which could have an adverse effect on the properties, business, Purchased Assets, results of operations or condition (financial or otherwise) of the Schools or which would prevent the operations of the Schools from being carried on in the future in substantially the same manner as they are presently being conducted. Except as set forth on Schedule 5.11(d) attached
                                                   ----------------
hereto, there are no long-term fixed or contractual liabilities relating to the operation of the Schools which are required to be assumed by Buyer in order to continue to operate the Schools as presently operated by Seller, the annual expense of which are not reflected in the Financial Statements.

          5.12 Receivables. The Accounts Receivable, except to the extent of the allowance for doubtful accounts set forth in the Financial Statements, are bona fide receivables, arose out of arms' length transactions in the normal and usual practices of Seller and the Schools, are recorded correctly on the books and records of Seller and the Schools, and Seller has no reason to believe that such Accounts Receivables will not be collected in full in the ordinary course of business within the ordinary time frame for such receivables. Such receivables are not subject to any defense, counterclaim or setoff or discounts or credits not reflected in the Financial Statements (other than tuition refund policies administered in accordance with all applicable legal requirements and the applicable Policy Guidelines, and as reflected in reserves or allowance for doubtful accounts shown on the Financial Statements), and (A) no facts or circumstances exist which would cause any of such Accounts Receivable to have to be written down or written off, and (B) since the date of Seller's most recent audited Balance Sheet, seller has not discounted or sold such Accounts Receivable or any portion thereof (either to the debtor(s) or in connection with the sale of such receivables to a third party).

          5.13 Inventories. The only inventories maintained by Seller in connection with the operation of the Schools consist of supplies used in the ordinary course of business of the Schools and are expensed on a current basis as such inventories are purchased. Such supplies are usable in the ordinary and regular course of business, are appropriate and adequate for the purpose for which they were purchased, and, at the date of this Agreement, are in customary amounts appropriate to Seller's operations of the Schools. Subject to the first sentence of this Section 5.13, all excess or obsolete items, to the extent any such items have been reflected on the Company's balance sheet, have been written down to net realizable value or written off.

          5.14  Litigation.  Except as set forth in Schedule 5.14 attached
                                                    -------------
hereto, (i) there are no actions, suits, proceedings, orders, investigations or claims pending or, to Seller's knowledge, threatened against or affecting the Schools or their respective operations at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality or accrediting body pertaining to or affecting Seller or the Schools, (ii) neither Seller, the Owners (solely with respect to their involvement with Seller or the Schools), nor the Schools is the subject of any governmental investigations or inquiries (including inquiries as to the qualification to hold or receive any of the Licenses and Permits with respect to the Schools) and
(iii) there is no basis for any of the foregoing.

          5.15  Insurance.  Schedule 5.15 attached hereto sets forth the
                            -------------
insurance coverages maintained by Seller on the Facilities, the Purchased Assets and the operations of the Schools, including all policies or binders of fire, extended coverage, general and vehicular, fidelity and fiduciary liability, workers' compensation, key-man life and other insurance held by Seller and all binders for insurance to be purchased on or before Closing, in order to replace policies expiring prior to the Closing or otherwise. Such policies and binders are in full force and effect, and there is no breach or default with respect to any provision contained in any such policy or binder, and all premiums, to the extent due and payable, have been paid or the liability therefor properly accrued. The insurance coverage maintained by Seller for the Schools is sufficient and is customary for adequately insured schools of similar size and engaged in similar lines of business. There are no claims pending or threatened under any of said policies pertaining to the Schools or disputes with underwriters regarding coverage under such policies pertaining to the Schools. Except as set forth on Schedule 5.15, neither the execution, delivery and
                       -------------
performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss to Seller of any of the insurance policies listed or impair the rights of Seller with respect to liabilities arising in connection with the operation of the Schools prior to the Closing. Within the five years prior to the date hereof, Seller has not been denied insurance for the Schools, or been offered insurance for the Schools only at a commercially prohibitive premium.

          5.16 Environmental Matters. In connection with the operations of the Schools, Seller has not generated, transported, stored, treated or disposed, nor has Seller allowed or arranged for any third persons to transport, store, treat or dispose, any hazardous substance to or at: (a) any location other than a site lawfully permitted to receive such hazardous substance for such purposes or
(b) any location designated for remedial action pursuant to federal, state or local statute and relating to the environment or waste disposal; nor has Seller performed or arranged for or allowed by any method or procedure such transportation or disposal in contravention of any laws or regulations or in any other manner which may result in liability for contamination or threat of contamination of the environment. No generation, use, handling, storage, treatment, release, threat of release, discharge, spillage or disposal of any hazardous substance, has occurred or is occurring at the Facilities or any other facilities or properties owned or operated by Seller in connection with its operation of the Schools except as set forth on Schedule 5.16. Seller has not
                                                -------------
received notification, nor is it aware of, any past or present failure by Seller to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to the Schools or its operations. Seller has not received any notification, nor is it aware of, any past or present failure to comply with any environmental laws, regulations, permits, franchises, licenses or orders applicable to its operations of the Schools which may result in judicial, regulatory or other legal proceedings having a material adverse impact on the operations of the Schools or result in the imposition of any lien, claim, assessment or other encumbrance against the Purchased Assets. The Facilities do not contain asbestos or polychlorinated biphenyls or any underground storage tanks. Seller acknowledges that Buyer is not assuming any of Seller's liabilities with respect to the matters addressed in this Section 5.16 and that any liabilities of Seller related to the matters addressed herein are Excluded Liabilities, except to the extent of tenant responsibilities arising on and after the Closing Date under the leases for the Facilities which are assumed by Buyer pursuant to the Lease Assignments.

          5.17  Employee Benefit Plans.  Schedule 5.17 attached hereto sets
                                         -------------
forth a complete accurate and detailed description of all of Seller's employee welfare and benefit plans ("Plans"). Seller acknowledges that Buyer is assuming none of the Plans. Seller has never sponsored, administered or contributed to any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1976, as amended ("ERISA"), that is subject to Title IV of ERISA. There are no accrued liabilities under any Plans, programs or practices maintained on behalf of the employees of the Schools which are not provided for on its books or in the Financial Statements or which have not been fully provided for by contributions to such Plans, programs or practices. As of the date hereof, Seller does not maintain any employee welfare benefit plans, as defined in Section 3(1) of ERISA, which provide post-retirement benefits to former employees of the Schools and to current employees of the Schools after their termination of employment (including, without limitation, medical and life insurance benefits), other than as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and interpreted by regulations thereunder ("COBRA"). Seller shall provide any notices required under COBRA for events occurring on or prior to the Closing Date and shall provide all benefits required pursuant to COBRA in connection therewith.

          5.18 Employment Matters. Seller and the Schools are in compliance with all federal, state and local laws, rules and regulations affecting employment and employment practices with respect to the Schools, including terms and conditions of employment, employment discrimination and wages and hours, and Seller is not engaged in any unfair labor practices with respect to employees of the Schools; there are no complaints against Seller with respect to employees of the Schools pending before the National Labor Relations Board or any similar state or local labor agency; there are no labor strikes, slow-downs or stoppages or other labor troubles pending or threatened with respect to any employees of the Schools; no labor organization activities have occurred with respect to employees of the Schools during the past three years; there are no collective bargaining agreements binding on Seller relating to the operation of the Schools; no grievances have been asserted against Seller with respect to employees of the Schools; and Seller has not experienced any work stoppage by its employees at the Schools during the last three years.

          5.19  Tax Matters.  Except as disclosed on Schedule 5.19, Seller and
                                                     -------------
the Owners have completed and filed on or before the due dates thereof or within applicable extension periods all returns for Taxes required to be filed with respect to the operations of the Schools, and such returns are true and correct. Seller and/or the Owners, as applicable, have paid all Taxes shown to be due and payable on such returns to the extent that the same have become due and payable on or before the Closing. Neither Seller nor any of the Owners is not a party to, nor expected to become a party to, any pending or threatened action or proceeding, assessment or collection of Taxes by any governmental authority relating to the operations of the Schools.

          5.20 Brokers or Finders. No agent, broker, investment banker or other firm or person retained by Seller is or will be entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement, except for David S. Shefrin ("Broker"), the responsibility for the payment of whose fee shall be solely and exclusively that of Seller and the Owners. Seller and the Owners, jointly and severally, agree to defend, indemnify and hold harmless Buyer and its Affiliates from and against any and all claims arising in connection with its or their discussions and/or use of the services of Broker or any other finder or broker.

          5.21 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth on Schedule 5.21 attached hereto, since December 31,
                             -------------
1999, there has not been, occurred or arisen with respect to the Schools:

                      (1) any sale, lease, transfer, abandonment or other disposition of any right, title or interest in or to any of the properties or assets of Seller used in connection with the operations of the Schools (tangible or intangible);

                      (2) (i) any approval or action to put into effect any increase in any compensation or benefits payable to any employee, agent or officer of Seller employed or providing services in connection with the operation of the Schools or any payment, grant or accrual to or for the benefit of any such employee, agent or officer of any bonus, service award, percentage compensation or other benefit, (ii) any adoption or amendment of any Plans, or any severance agreement or employment contract to which any such employee, agent or officer of Seller is a party or (iii) any entering into of any employment, deferred compensation or other agreements with respect to bonuses, service awards, percentage compensation or other benefits with any such employee, agent or officer;

                      (3) any adverse change in the financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations of the Schools;

                      (4) any damage, destruction or loss to the assets, business or operations of the Schools, whether or not covered by insurance;

                      (5) any change in the business policies or practices of the Schools or a failure to operate the business of the Schools in the ordinary course with a view to (i) preserving such business intact, (ii) retaining the services of the present officers, employees and agents of Seller employed or providing services in connection with the operation of the Schools, and (iii) preserving the business relationships of the Schools with, and the goodwill of, students, sales representatives, suppliers, accrediting bodies, governmental authorities and others;

                      (6) any agreement, whether in writing or otherwise, to take any action described in this Section 5.21; or

                      (7)  any withdrawal, revocation or denial of
     accreditation, or order to show cause why accreditation should not be revoked, or any revocation, termination or denial of license to operate, or any termination or suspension of eligibility to participate in the federal student financial aid programs authorized by Title IV, for the Schools, or any program offered by the Schools.

          5.22 Delivery of Documents. True, correct and complete copies of all documents, instruments, agreements and records of Seller relating to the Purchased Assets, the Assumed Liabilities, the representations and warranties of Seller contained in this Agreement and/or the operation of the Schools have been delivered to Buyer.

          5.23 Program Revenues. For each of Seller's fiscal years ending on June 30, 1998, 1997 and 1996, none of the Schools have received greater than eighty-five percent (85%) of such School's respective revenues from programs authorized by Title IV or other federal student financial aid funds, and for Seller's fiscal year ending on June 30, 1999, none of the Schools have received greater than ninety percent (90%), of such School's respective revenues from programs authorized by Title IV or other federal student financial aid funds, and each of the Schools satisfies the requirements regarding

Title IV program funds established by the DOE as set forth at 34 C.F.R.
(S)600.5. The attached Schedule 5.23 contains a correct statement of each
                       -------------
School's percentage of revenue from such federal funding sources.

          5.24 Accrediting Body and Governmental Approvals. There exist no facts or circumstances attributable to Seller or the Schools that would cause the DOE, or any other governmental authority or accrediting body (including without limitation the BPPVE or ACCET) whose authorization, consent or similar approval is required for the consummation of the transactions contemplated by this Agreement or the operation of the Schools after the Closing Date, to refuse to deliver such authorization, consent or similar approval.

          5.25 Capitalization and Voting Rights. The authorized capital of the Seller consists of Fifty Thousand (50,000) shares of common stock, of which Fifty Thousand (50,000) shares are issued and outstanding. The outstanding shares of common stock are all duly and validly authorized and issued, fully paid and nonassessable. The Owners own all of the issued and outstanding shares of common stock of the Seller, free and clear of any liens or encumbrances or other rights in favor of any third party as follows: Sam Shirazi owns fifteen thousand (15,000) shares; Bahman Imani owns eleven thousand (11,000) shares; Marilyn Emel owns eight thousand five hundred (8,500) shares; Mahammad Tahmasebi owns eight thousand five hundred (8,500) shares; and Peter Tsuda owns seven thousand (7,000) shares. There are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements, commitments or letters of intent for the purchase or acquisition from the Seller of any shares of its capital stock. Neither the Owners nor the Seller is a party or subject to any agreement or understanding which affects or relates to the voting or giving of written consents with respect to any security of the Seller.

          5.26 Disclosure; Seller's Knowledge. Neither this Agreement nor any of the schedules, exhibits, attachments, documents, certificates or other items prepared or supplied to Buyer by or on behalf of Seller with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary to make any such other statements not misleading in light of the circumstances in which such statements were made. There is no fact which Seller has not disclosed to Buyer in writing and of which Seller or any of the Owners is aware which has had or is reasonably likely to have a material adverse effect upon the existing or expected financial condition, operating results, assets, employee relations, accreditation, reputation or business of the Schools. For purposes of this Agreement, the phrase "Seller's knowledge" shall mean and be limited to the current actual knowledge of Sam Shirazi, Marilyn Emel, Peter Tsuda, Mahammad Tahmasebi and Bahman Imani (and no others).


                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF BUYER

          As a material inducement to Seller to enter into this Agreement and to sell the Purchased Assets, Buyer hereby represents and warrants to Seller that:

          6.1 Organization and Corporate Power. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, the jurisdiction in which it is incorporated. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereunder.

          6.2 Capacity; Authorization; Binding Effect. Buyer has the power, legal capacity and authority to execute, deliver and perform this Agreement and each other document being executed in connection herewith to which it is a party. All corporate and other proceedings required to be taken by or on the part of Buyer to authorize Buyer to enter into and carry out this Agreement and the related documents contemplated herein, have been duly and properly taken. This Agreement has been, and each of the related documents will be at Closing, duly executed and delivered by Buyer and constitutes, or will constitute when delivered, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

          6.3 No Conflicts. The execution, delivery and performance of this Agreement and each other document being executed by Buyer in connection herewith, and the consummation by Buyer of the transactions contemplated hereby and thereby will not: (a) violate any provisions of law applicable to Buyer;
(b) with or without the giving of notice or the passage of time, or both, conflict with or result in the breach of any provision of the articles of incorporation or bylaws of Buyer (as heretofore amended), any instrument, license, agreement or commitment to which Buyer is a party or by which any of its assets or properties is bound; (c) constitute a violation of any order, judgment or decree to which Buyer is a party or by which any of its assets or properties is bound; or (d) require any approval of, or filing or registration with, any governmental entity or regulatory authority other than those set forth or described on Schedule 5.4 attached hereto or Schedule 6.3 attached hereto.
                ------------                    ------------

          6.4 Brokers or Finders. Buyer represents that no agent, broker, investment banker or other firm or person retained by Buyer is entitled to any broker's or finder's fee or any similar commission or fee in connection with any of the transactions contemplated by this Agreement. Buyer agrees to defend, indemnify, and hold harmless Seller, Owners and their respective Affiliates from and against any and all claims arising in connection with Buyer's discussions with and/or use of the services of any broker or finder.

          6.5 Litigation. No law or order has been enacted, entered, issued, or promulgated by any governmental entity which prohibits or restricts the transactions contemplated hereby, nor is there any pending or, to Buyer's knowledge, threatened action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement.


                                  ARTICLE VII
                                   COVENANTS

          7.1 Covenants of Seller and Owners Prior to the Closing. Seller covenants and agrees with Buyer that, from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to
Article IV hereof, Seller (i) shall use its commercially reasonable best efforts fulfill or satisfy, or cause to be fulfilled or satisfied, all of the conditions precedent to Seller's and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things required to consummate this Agreement in accordance with its terms, (ii) shall not interfere with the performance by Buyer of its obligations under this Agreement, (iii) shall not fail to pay any Taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, (iv) shall not make any individual capital expenditure in excess of $5,000 without Buyer's prior written consent, (v) shall not engage in any sale or discount of its Accounts Receivable (whether by discount to the debtors or by sale to any third party),
(vi) shall promptly notify Buyer (A) of any notice from any governmental or regulatory agency or authority, (B) of any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate as of the Closing Date, or (C) any planned or threatened labor dispute, organization efforts, strike or collective work stoppage affecting the employees of Seller and (vii) shall not take any action that would cause Buyer to be unable to obtain good and marketable title to the Purchased Assets to be transferred to Buyer at the Closing (including pledging any of such assets as security for obligations of Owners or Seller). Until the termination of this Agreement, Seller and the Owners will not directly or indirectly solicit, respond to or negotiate with or release any information relative to the Seller or the Schools to any potential buyer other than Buyer.

          7.2 Covenants of Buyer Prior to the Closing. Buyer covenants and agrees with Seller that from and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article IV hereof, Buyer (i) shall use its commercially reasonable best efforts to fulfill or satisfy, or to cause to be fulfilled or satisfied, all of the conditions precedent to Seller's and Buyer's obligations to consummate and complete the sale provided herein and to take all other steps and do all other things reasonably required to consummate this Agreement in accordance with its terms,
(ii) shall not interfere with the performance by Seller of its obligations under this Agreement, and (iii) shall promptly notify Seller of (A) any notice from any governmental or regulatory agency or authority which reasonably affects or could affect the transactions contemplated by this Agreement or (B) any fact or circumstance which would make any representation or warranty set forth herein untrue or inaccurate as of the Closing Date.

          7.3  Closing and Post-Closing Covenants.

               7.3.1  Further Assurances.  From time to time after the Closing,
(i) Seller and Owners will execute and deliver such instruments of conveyance, sale or assignment as Buyer may reasonably request, to more effectively vest, confirm or evidence Buyer's title to or rights in any of the Purchased Assets and to otherwise carry out the purpose and intent of this Agreement, and (ii) Buyer will execute and deliver such instruments as Seller may reasonably request to more effectively assure the assignment to and assumption by Buyer of the obligations and liabilities of Seller to be assumed by Buyer pursuant to this Agreement and to otherwise carry out the purpose and intent of this Agreement.

               7.3.2 Mutual Cooperation. The parties shall use reasonable efforts to cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken to consummate the transactions contemplated hereby and transition management and ownership of the Schools from Seller to Buyer. Before and after the Closing, Seller shall use its best efforts to assist Buyer in obtaining any required accreditation reasonably necessary for Buyer's operation of the Schools, including furnishing Buyer such information and assistance as Buyer may request in connection with its preparation of filings, submissions or accreditation applications to any governmental agency in connection with the transactions contemplated hereby; provided, that Seller and Owners shall bear no cost or expense associated
--------
therewith and, to the extent Buyer is conducting activities described in this sentence at the Facilities prior to the Closing, Buyer's activities shall take place subject to the reasonable and good faith discretion of Seller with respect to the timing and manner in which Buyer conducts any such activities, particularly with respect to any undue disruption to the business of Seller and/or the Schools or disruption of Seller's employees in the performance of their duties.

               7.3.3 Access to Employees. From and after the Closing, each of Buyer and Seller (the "Requested Party") shall afford to the other party (the "Requesting Party"), its officers, counsel, accountants and other authorized representatives reasonable access to the Requested Party's employees who formerly were or currently are employed by the Requested Party, without cost to the Requesting Party (other than payment of out-of-pocket costs not including personnel costs) and as reasonably required by the Requesting Party in connection with (i) any claim, action, litigation or other proceeding involving Seller, Buyer or the Schools, and (ii) the preparation of the Post-Closing Audit. Each party shall use its best efforts to cause such employees reasonably to cooperate with and assist the Requesting Party in its prosecution or defense of such claims, actions, litigation and other proceedings, which cooperation shall include, without limitation, preparing and providing written and oral discovery and attending and testifying at depositions, hearings, motions and trials, all as necessary in the reasonable opinion of the Requesting Party or its counsel. Any such access shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party or such employee's duties of employment.

               7.3.4 Certification. Seller hereby acknowledges and agrees that the transactions contemplated hereby are subject to the usual and customary conditions relating to a change of ownership resulting in a change of control of a postsecondary educational institution certified as eligible to participate in the student financial assistance programs authorized under Title IV, including the following: (1) approval by the BPPVE in the State of California; (2) approval by all accrediting agencies which accredit the Schools, including but not limited to ACCET; (3) the issuance by the DOE of a temporary Provisional Program Participation Agreement extending the Schools' certification to participate in Title IV funding programs immediately following the Closing; and
(4) the issuance of a new Provisional Program Participation Agreement permitting the Schools to resume participation in Title IV funding under the new ownership. Prior to and after the Closing, subject to the restrictions and limitations set forth in this subsection 7.3.4, Seller and Buyer shall provide to the DOE and to all state regulatory agencies and accrediting bodies all information required or reasonably requested by any of them, and shall use their reasonable efforts to satisfy all requirements and demands of the DOE or any such agency or body requisite to obtaining certification of the Schools as eligible to participate in the Title IV programs after the Closing. Seller and the Owners shall cooperate with Buyer to ensure that a materially complete application for recertification and provisional extension of certificate (the "Application") for the Schools is filed with the DOE no later than ten (10) business days following the Closing. For purposes of this Agreement, a materially complete Application consists of a completed application for approval to participate in federal student financial aid programs and the following: (i) a copy of the Schools' state licenses or other equivalent document currently authorizing the Schools to provide a program of postsecondary education in the State of California; (ii) copies of documentation from the Schools' accrediting agency demonstrating that the Schools currently are accredited and that the accrediting agency has approved or accredited all programs offered by the Schools; (iii) audited financial statements of the Seller's two most recently completed fiscal years that are prepared in accordance with GAAP and audited in accordance with GAGAS; and (iv) audited financial statements of the Buyer's two most recently completed fiscal years that are prepared in accordance with GAAP and audited in accordance with GAGAS, or acceptable equivalent information. Seller shall further cooperate with Buyer to ensure that the following are filed with the DOE by the last day of the month following the month in which the Closing occurred: (i) a balance sheet showing the financial position of the Seller and Schools, as of the date of the Closing, that is prepared in accordance with GAAP and audited in accordance with GAGAS, provided the same is timely provided to Seller in accordance with the procedures described and set forth in Section 2.7 of this Agreement; (ii) approval of the change of ownership from the State of California; (iii) approval of the change of ownership from the Schools' accrediting agency; and (iv), if necessary, a default management plan. At Buyer's option, as soon as practicable after the date of this Agreement, Buyer and Seller shall provide the DOE with all information necessary to obtain a pre-Closing review of the Application and, to the extent Buyer is conducting activities described in this sentence prior to the Closing, Buyer's activities shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of Seller's business. If, on the basis of the pre-Closing submission to the DOE, Buyer determines or is informed that it will not be able to obtain certification of the Schools subsequent to the Closing at any time, in a timely manner, or without being subject to material adverse conditions, then notwithstanding any other provision hereof, Buyer may elect to terminate this Agreement pursuant to Section 4.1(4) of this Agreement, provided such election is timely made in accordance with the provisions of
Section 4.1(4) of this Agreement. Buyer may withdraw its election if, subsequent to the giving of notice, Buyer is satisfied that the basis cited in the notice has been satisfactorily resolved, provided that notice of such withdrawal must be given to Seller, if at all, prior to the expiration of the time period provided for in Section 4.1(4) of this Agreement. Buyer's determination, in its sole and absolute discretion, shall be dispositive.

               7.3.5 Satisfaction and Payment of the Excluded Liabilities; Release of Liens. Seller and Owners shall immediately pay and satisfy, or cause to be paid and satisfied, all debts of Seller incurred prior to the Closing Date relating to the Schools that constitute the Excluded Liabilities, and shall secure the release and termination of any and all liens relating thereto, including but not limited to termination of the UCC-1 statement filed by Citibank, F.S.B. as secured party.

          7.4 Excise and Property Taxes. Seller shall pay all Taxes arising out of the transfer of the Purchased Assets; provided, however, that, upon
                                             --------  -------
receipt of reasonably satisfactory written evidence that Seller has actually paid sales tax in connection with the transfer to Buyer of the tangible assets conveyed hereunder, Buyer shall, within ten (10) business days, by check or wire transfer of same day funds, pay to Seller an amount equal to one-half (1/2) of the sales tax so paid, up to a maximum to be paid by Buyer of $35,000. Each of Buyer and Seller shall pay its respective portion, prorated as of the Closing, of state and local real and personal property taxes of the business of the Schools.

          7.5 Administration in Accordance with Accreditations. From and after the date of this Agreement through the Closing Date, Seller, at Seller's sole cost and expense, shall administer and operate the Schools in accordance with all federal and state laws, statutes, rules and regulations and in accordance with all permits, accreditations, authorizations and agreements issued by or entered into with any federal, state or local governmental or quasi-governmental entity in any way regulating or otherwise relating to the administration and operation of the Schools. Subject to the terms and provisions of this Agreement, Buyer and Seller shall work together cooperatively and in good faith to obtain any and all approvals from the DOE, any state education regulatory authority and any other governmental or quasi-governmental entity that may be necessary or appropriate to vest in Buyer at the Closing the right and authority in all material respects to administer and operate the Schools and to release Seller from further liability or obligations in connection with the administration or operation of the Schools.

          7.6 Access and Maintenance of Records. From and after the Closing, each of Buyer and Seller (the "Requested Party") shall afford to the other party (the "Requesting Party"), its officers, counsel, accountants and other authorized representatives and regulatory authorities access to its properties, books and records, including those maintained by its accountants, at any time and from time to time upon reasonable notice from the Requesting Party (which notice shall describe the business reason for any such request), as reasonably required by the Requesting Party in connection with (i) performance by the Requesting Party of any of its obligations under the terms and conditions of this Agreement, including, without limitation, any liability or obligation of Seller not assumed by Buyer pursuant to this Agreement, (ii) any claim, action, litigation or other proceeding involving the Requesting Party or the Schools,
(iii) the Requesting Party's preparation of its financial statements and Tax returns, (iv) any other essential business purpose of the Requesting Party. In addition, the Requesting Party, at its expense, may make copies of any such records as may be necessary or appropriate for the Requesting Party's use. Each party shall maintain all such records in accordance with, and subject to all restrictions imposed by, all laws, rules and regulations. Additionally, prior to destruction or disposition of any such records, the party intending to destroy or dispose of any such records shall give notice to the other party prior to such destruction or disposition and afford such other party the right to copy or retain such records, at such other party's cost and expense, if such other party elects to do so. Access to any such records shall take place only during normal business hours in such a manner as not to interfere unreasonably with the operation of the business of the other party.

          7.7  Employment Matters.

          Buyer and Seller agree that Buyer has not assumed and shall not assume any obligations to (or regarding the employment of) any Persons previously or currently employed by Seller. As of the Closing Date, Seller shall terminate all of its employees employed at the Schools in accordance with all applicable laws and, prior to the Closing, shall provide any required notices in a timely manner in connection therewith. All of Seller's obligations for compensation, wages, bonuses, severance pay, vacation time, pay in lieu of vacation, sickness and accident benefits, leaves of absence, and similar employee benefits accrued as of the Closing shall be paid by Seller as of the day prior to the Closing Date.

               7.7.1 Buyer may, at its option and in its sole and absolute discretion, offer employment to any current or former employee of Seller on such terms and conditions as may be mutually agreed upon by Buyer and such employees. Seller shall use its best efforts to assist Buyer in hiring any such employees with respect to whom Buyer elects to offer employment. Seller shall not take any action, directly or indirectly, to prevent or discourage any such employee from being employed by Buyer after the Closing Date and shall not solicit, invite, induce or entice any such employee to remain in the employ of Seller or otherwise attempt to retain the services of any such employee, except with the prior written consent of Buyer.

               7.7.2 Notwithstanding any possible inferences to the contrary, neither Seller nor Buyer intends for this Section 7.7 to create any rights or obligations except as between Seller and Buyer, and no past, present or future employees of Seller or Buyer shall be treated as third-party beneficiaries of this Section 7.4.

                                  ARTICLE VIII
                             CONDITIONS TO CLOSING

          8.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to complete the purchase of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Buyer in writing.

               (1) All representations and warranties of Seller contained in this Agreement or in any certificate or other document delivered to Buyer pursuant hereto shall be accurate, complete, and true and correct in all material respects as of the Closing Date with the same effect as though made at and as of the Closing Date (except to the extent such representations and warranties speak as of a particular date), and Buyer shall have received a certificate signed by an officer of Seller to such effect;

               (2) There shall have been no material adverse change in the condition (financial or otherwise), assets, liabilities (absolute, accrued, contingent or otherwise), prospects, earning power, commercial relationships, reserves, business or operations of the Seller or any of the Schools from and after the date of this Agreement;

               (3) Seller shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Seller on or before the Closing Date, and Buyer shall have received a certificate signed by an officer of Seller to such effect;

               (4) All instruments and documents required on Seller's part to effectuate and consummate the transactions contemplated hereby as of the Closing, including those described in Section 3.2, but subject to the provisions of Section 3.4, shall be delivered by Seller and shall be in form and substance satisfactory to Buyer and its counsel;

               (5) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions;

               (6) Seller and Buyer shall have obtained all required regulatory approvals that are capable of being obtained prior to Closing, including, but not limited to, all registrations, licenses, permits and approvals required by any governmental entity or agency or other regulatory body to operate the Schools in the State of California and all local jurisdictions contained therein (including, without limitation, the BPPVE);

               (7) Buyer shall be reasonably satisfied that, with respect to all required regulatory approvals that are not capable of being obtained prior to Closing, Buyer will be able to obtain all such other required regulatory approvals within a reasonable time period after the Closing Date without material expense or undue burden;

               (8) The Schools shall have received all required accreditation approvals and shall not have received from any accrediting agency or body (including, without limitation, ACCET) any "show cause" letter or other notice which would tend to call into question the validity of such accreditation or the ability of the Schools to maintain such accreditation in good standing at any time after the Closing Date;

               (9) All third party consents required by the transactions contemplated hereby shall have been obtained (including, without limitation, all necessary consents of other parties to the Assumed Contracts);

               (10) Buyer shall have received satisfactory evidence that all liens (other than the Permitted Exceptions) on the Purchased Assets have been terminated and completely released of record; and

               (11) Buyer shall have received from the landlords of the Facilities executed estoppel certificates and consents to the Lease Assignments; and

               (12) Buyer shall have completed its due diligence investigation of the Seller and the Schools, and shall be satisfied with the results of such investigation in its sole and absolute discretion.


          8.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to complete the sale of Purchased Assets as provided for herein is subject to the fulfillment or satisfaction on or before the Closing Date of each of the conditions set forth below, any of which may be waived by Seller in writing.

               (1) All representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered to Seller pursuant hereto shall be complete, true and correct in all material respects as of the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect;

               (2) Buyer shall have performed all of the obligations, covenants and agreements contained in this Agreement to be performed by Buyer on or before the Closing Date, and Seller shall have received a certificate signed by an officer of Buyer to such effect;

               (3) All instruments and documents required on Buyer's part to effectuate and consummate the transactions contemplated hereby, including those described in Section 3.3, but subject to the provisions of Section 3.4, shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Seller and its counsel; and

               (4) No law or order shall have been enacted, entered, issued, promulgated or entered by any governmental entity which prohibits or restricts the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.


                                   ARTICLE IX
                                 MISCELLANEOUS

          9.1 Binding Effect. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Neither this Agreement, nor the obligations of any party hereunder, shall be assignable or transferable by any such party without the prior written consent of all parties hereto. Even if Seller or Buyer consents to an assignment by the other party, no assignment of any right or delegation of any duty shall relieve the assignor or delegator of any liabilities hereunder, except to the extent, if any, so provided in a writing signed by the obligee(s).

          9.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given or made (a) by personal delivery, (b) by a nationally recognized courier service for overnight delivery, charges prepaid, or (c) by registered or certified mail, postage prepaid, return receipt requested, in each case addressed if to Buyer, at:

                    Corinthian Schools, Inc.
                    6 Hutton Centre Drive, Suite 400
                    Santa Ana, California 92707
                    Attention:  David Moore and Stan A. Mortensen, Esq.

               with each such notice to Buyer, a copy to:

                    O'Melveny & Myers LLP
                    610 Newport Center Drive, Suite 1700
                    Newport Beach, California 92660
                    Attention:  David A. Krinsky, Esq.
                    Facsimile:  (949) 823-6994

               if to Seller, at:

                    Computer Training Academy, Inc.
                    235 Charcot Avenue
                    San Jose, California  95131
                    Attention:  Sam Shirazi

               if to Owners, at:

                    Sam Shirazi
                    820 West Parr Avenue
                    Los Gatos, California  95032

                    Bahman Imani

                    2279 Maroel Drive
                    San Jose, California  95130

                    Marilyn Emel
                    233 Gregg Court
                    Los Gatos, California  95032

                    Mahammad Tahmasebi
                    6133 Mount Rushmore Court
                    Castro Valley, California 94552

                    Peter Tsuda
                    1106 Waterton Lane
                    San Jose, California  95131

               with each such notice to Seller and/or Owners, a copy to:

                    McKenna & Cuneo, LLP
                    750 B Street, Suite 3300
                    San Diego, California  92101
                    Attention: F. Gregory Pyke, Esq.
                    Facsimile: (619) 595-5450

or at such other place as the party to whom such notice of communication is to be addressed may have designated to the other parties by notice conforming to this Section 9.2. Notices shall be deemed effective and received (i) on the day of actual receipt in the case of hand delivery, (ii) on the next business day after deposit in the case of notices by nationally recognized overnight courier services, or (iii) on the third business day after the date of mailing in the manner set forth herein. As used herein, notice to a party shall include concurrent notice to that party's counsel as set forth herein.

          9.3 Entire Agreement. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, representations, warranties and discussions of the parties, whether oral or written; and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

          9.4 Nature and Survival of Representations. The representations, warranties, covenants and agreements of Buyer, Seller and Owners contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate or financial statement delivered pursuant to this Agreement, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing until August 30, 2002 and shall be of no further force or effect on or after August 30, 2002.

          9.5 Risk of Loss or Damage; Insurance. It is understood and agreed that all right, title and interest in and to the Purchased Assets and all risk of loss or damage thereto shall not pass from Seller to Buyer unless and until the Closing occurs whereupon all risk of loss or damage shall pass to Buyer. In the event of a casualty or condemnation in respect of any material asset comprising a portion of the Purchased Assets prior to the Closing, Buyer shall have the right, at its sole option, to elect either (a) to terminate this Agreement or (b) to accept the insurance proceeds in respect of such casualty or condemnation and proceed to close otherwise in accordance with the terms and conditions of this Agreement. Seller agrees to maintain the insurance currently carried with respect to the Purchased Assets until the Closing Date.

          9.6 Waiver. No waiver shall be deemed to have been made by any party of any of its rights hereunder unless the same shall be in writing and shall be signed by the waiving party. Such a waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of any other party in any other respect at any other time.

          9.7 Governing Law. This Agreement shall be construed and interpreted according to the substantive laws of the State of California without giving effect to the principles of conflicts of law thereof.

          9.8 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

          9.9 Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          9.10 Severability. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

          9.11 Time is of the Essence. Seller and Buyer agree that time is of the essence in connection with the implementation and performance by the parties of all terms, conditions and obligations of this Agreement.

          9.12 Indemnification by Seller and the Owners. Seller and the Owners, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer and its Affiliates and their respective officers, directors, stockholders, employees, agents, successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, interest, penalties and attorneys' fees), fines, or damages of any kind or nature (collectively "Losses"), as a result of, or based upon or arising out of:

               (1) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Seller or Owners in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

               (2) any breach of or violation by Seller or Owners of any of the covenants made by Seller and/or the Owners in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

               (3) any claim related to or arising out of Seller's operation of the Schools prior to the Closing Date that are asserted with respect to any liabilities that are not Assumed Liabilities;

               (4) any of the Excluded Liabilities (and/or Seller's or the Owners' failure or refusal to discharge any obligation related to the Excluded Liabilities);

               (5) any of the matters disclosed on Schedule 5.14 and Schedule
                                                   -------------     --------
     5.19;
     ----

               (6) any determination by the DOE or any accrediting agency that the Seller and/or Schools have not demonstrated compliance with 34 CFR
     668.15 (Factors of Financial Responsibility) and 34 CFR 668.16 (Standards of Administrative Capability) for dates and periods prior to Closing Date; and

               (7) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.12.

          9.13 Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller and its Affiliates from and against:

               (1) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

               (2) any breach of or violation by Buyer of any of the covenants made by Buyer in this Agreement or any other agreement, statement or certificate delivered pursuant hereto;

               (3) all Losses arising out of or resulting from any claim or arising out of operation of the Schools on or after the Closing Date;

               (4) all Losses arising out of or resulting from the Assumed Liabilities; and

               (5) any actions, judgments, costs and expenses (including reasonable attorneys' fees, expert witness fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 9.13.

          9.14 Indemnification of Third Party Claims; Limitations on Indemnification Amount; Right to Set-Off. (a) The provisions of this Section
9.14 shall govern any claim for
indemnification of Buyer, pursuant to Section 9.12, or Seller, pursuant to
Section 9.13 (each such party an "Indemnitee"), against the party agreeing to provide indemnification hereunder (the "Indemnitor"). The Indemnitee shall promptly give notice hereunder to the Indemnitor, after obtaining notice of any claim as to which recovery may be sought against the Indemnitor because of the indemnity in Section 9.12 or 9.13, and, if such indemnity shall arise from the claim of a third party, the Indemnitee shall consent to the Indemnitor assuming the defense of any such claim; provided that the Indemnitee shall not be
                               --------
required to permit the Indemnitor to assume the defense of any third party claim
(x) which, if not first paid, discharged or otherwise complied with, would result in a material interruption or cessation of the conduct of the business of the Indemnitee, or (y) if the Indemnitee reasonably concludes that there may be a conflict of interest between the Indemnitor, on the one hand, and the Indemnitee, on the other hand, in the conduct of the defense of such action. Failure by the Indemnitor to notify the Indemnitee of its election to defend any such claim or action within 14 days of the date of notice from the Indemnitee shall be deemed to constitute its consent to the Indemnitee's assumption of such defense. If the Indemnitor assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnitor hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom including the retention of counsel, which counsel must be to the Indemnitee's reasonable satisfaction, and holding the Indemnitee harmless from and against any and all Losses resulting from, arising out of, or incurred with respect to any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitor shall not, in the defense of such claim or litigation,
(i) consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld, or (ii) enter into any settlement (except with the written consent of the Indemnitee, which consent shall not be unreasonably withheld), unless the Indemnitee is released and held harmless from and against any and all Losses resulting from, arising out of or incurred with respect to such judgment or settlement. If the Indemnitor does not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it deems appropriate, and the Indemnitee may settle such claim or litigation on such terms as it may deem appropriate and the Indemnitor shall promptly reimburse the Indemnitee for the amount of such settlement and for all Losses incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation.

          (b) Notwithstanding the foregoing, the Indemnitee shall only be entitled to indemnification under Section 9.12 or Section 9.13, as applicable, if all Losses by the Indemnitee to date exceed $100,000 in the aggregate, in which case the Indemnitee may recover all Losses exceeding $5,000 from the Indemnitor, including those counted for the purpose of determining aggregate Losses.

          (c) Upon notice to Seller, Buyer is hereby authorized at any time, and from time to time, to set-off and apply any and all amounts owing by Buyer to Seller, whether under this Agreement or otherwise, against any and all of the obligations of Seller and/or Owners to Buyer pursuant to Section 9.12 hereunder. The set-off right with respect to indemnification obligations of Seller and/or Owners described in this subsection 9.14(c) shall not be exercisable unless Seller and/or Owners shall have failed to satisfy such indemnification obligation to Buyer after Buyer has given thirty (30) days' prior written notice to Seller and/or Owners specifying the nature and amount of such indemnification obligation and indicating its intention to exercise said set-off right under this Agreement. If Seller and/or Owners shall reasonably and in good faith object to Buyer's written notice, the issue of whether or not Buyer shall be entitled to a set-off shall be resolved in accordance with the dispute resolution provisions of Section 9.15 of this Agreement; provided, however, that Buyer
                                              --------  -------
shall not be obligated to pay any amounts it believes are subject to such set-off right pending the resolution of such dispute.

          9.15  Dispute Resolution and Arbitration.

                9.15.1 Negotiation Between Parties. The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management (if any) than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice the receiving party shall submit to the other a written response. The notice and the response shall include (i) a statement of each party's position and a summary of arguments supporting that position, and (ii) the name and title of the executive who represents that party and of any other person who will accompany the executive. Within 10 days after delivery of the disputing party's notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored. If the matter has not been resolved within 45 days of the disputing party's notice, or if the parties fail to meet within 10 days, either party may initiate arbitration of the controversy or claim as provided hereinafter. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of all applicable rules of evidence.

               9.15.2 Arbitration. Any dispute arising out of or relating to this Agreement or the breach, termination or the validity hereof, which has not been resolved by the nonbinding meet and confer provisions provided in Section
9.15.1 within 90 days of the initiation of such procedure, shall be settled by arbitration in accordance with the then-current Judicial Arbitration and Mediation Services (JAMS) rules for arbitration of business disputes by a sole arbitrator who shall be a former superior court or appellate court judge or justice with significant experience in resolving business disputes. If available, the arbitrator should have familiarity or experience in Title IV funding matters. The arbitration shall be governed by the rules of civil procedure in the jurisdiction in which such arbitration proceeding is initiated, and the parties intend this procedure to be specifically enforceable in accordance with such provisions. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. For claims initiated by Buyer, the place of arbitration shall be Santa Clara County, California, and for claims initiated by Seller, the place of arbitration shall be Orange County, California. The arbitrator may award equitable relief in those circumstances where monetary damages would be inadequate. The arbitrator shall be required to follow the applicable law as set forth in the governing law section of this Agreement.

          9.16 Third Party Beneficiaries. This Agreement shall be binding upon, be enforceable against, and inure to the benefit of the parties and their respective successors and permitted assigns; otherwise, this Agreement shall not, and shall not be deemed to, inure to the benefit of or be enforceable by any third party.

          9.17 Expenses. Each party hereto shall bear its own expenses relating to the transactions contemplated by this Agreement.

          9.18 Representation by Counsel. EACH PARTY HERETO REPRESENTS AND AGREES WITH EACH OTHER THAT IT HAS BEEN REPRESENTED BY, OR HAD THE OPPORTUNITY TO BE REPRESENTED BY, INDEPENDENT COUNSEL OF ITS OWN CHOOSING, AND THAT IT HAS HAD THE FULL RIGHT AND OPPORTUNITY TO CONSULT WITH ITS RESPECTIVE ATTORNEY(S), THAT TO THE EXTENT, IF ANY, THAT IT DESIRED, IT AVAILED ITSELF OF THIS RIGHT AND OPPORTUNITY, THAT IT OR ITS AUTHORIZED OFFICERS (AS THE CASE MAY BE) HAVE CAREFULLY READ AND FULLY UNDERSTAND THIS AGREEMENT IN ITS ENTIRETY AND HAVE HAD IT FULLY EXPLAINED TO THEM BY SUCH PARTY'S RESPECTIVE COUNSEL, THAT EACH IS FULLY AWARE OF THE CONTENTS THEREOF AND ITS MEANING, INTENT AND LEGAL EFFECT, AND THAT IT OR ITS AUTHORIZED OFFICER (AS THE CASE MAY BE) IS COMPETENT TO EXECUTE THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE FROM COERCION, DURESS OR UNDUE INFLUENCE. THIS AGREEMENT IS THE PRODUCT OF NEGOTIATIONS BETWEEN THE PARTIES HERETO REPRESENTED BY COUNSEL AND ANY RULES OF CONSTRUCTION RELATING TO INTERPRETATION AGAINST THE DRAFTER OF AN AGREEMENT SHALL NOT APPLY TO THIS AGREEMENT AND ARE EXPRESSLY WAIVED. THE PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED IN A REASONABLE MANNER TO EFFECT THE INTENTIONS OF THE PARTIES TO THIS AGREEMENT.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the date first above written.

                     "BUYER"

                     CORINTHIAN SCHOOLS, INC.,
                     a Delaware corporation


                     By: _____________________________
                       Name: _________________________
                       Title: __________________________


                     "SELLER"

                     COMPUTER TRAINING ACADEMY, INC.
                     a California corporation


                     By: _____________________________
                       Name: _________________________
                       Title: __________________________


                     "OWNERS"


                     _____________________________
                     Sam Shirazi


                     _____________________________
                     Bahman Imani


                     _____________________________
                     Marilyn Emel


                     _____________________________
                     Mahammad Tahmasebi


                     _____________________________
                     Peter Tsuda


                                    S - 1         (Asset Purchase Agreement)

                            ASSET PURCHASE AGREEMENT

                      Corinthian/Computer Training Academy

                               LIST OF EXHIBITS
                               ----------------


      Exhibit Designation            Exhibit Contents
      -------------------            ----------------

              A                      Form of Assignment and Assumption
                                     Agreement

              B                      Form of Bill of Sale

              C                      Form of Lease Assignment

              D                      Form of Non-Competition Agreement

              E                      Form of Employment Agreement



                                  A - 1         (Asset Purchase Agreement)